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                              MEMBERS MUTUAL FUNDS
                                ULTRA SERIES FUND

            AUDIT COMMITTEE POLICY REGARDING PRE-APPROVAL OF SERVICES
                         PROVIDED BY INDEPENDENT AUDITOR

The Audit Committee (the "Committee") of each of MEMBERS Mutual Funds and the Ultra Series Fund (each, a "Trust" and collectively, the "Trusts") has the responsibility for ensuring that all services performed by the independent audit firm (the "Firm") for the funds do not impair the Firm's independence. This review is intended to provide reasonable oversight without removing management from its responsibility for day-to-day operations. In this regard, the Committee should:

     - Understand the nature of the professional services expected to be provided and their impact on auditor independence and audit quality;

     - Examine and evaluate the safeguards implemented by the Trusts and the auditor to safeguard independence;

     -    Meet semi-annually with the partner of the Firm; and

     - Consider approving categories of service that are not deemed to impair independence for a one-year period.

It is important that a qualitative, rather than mere quantitative, evaluation be performed by the Committee in discharging its responsibilities.

POLICY FOR AUDIT AND NON-AUDIT SERVICES PROVIDED TO THE TRUSTS

On an annual basis, each Trust's Committee will review and consider whether to pre-approve the financial plan for audit fees as well as categories of audit-related and non-audit services that may be performed by the Firm directly for the Trusts. The Committee will receive an annual report from the Firm of all audit and non-audit services that were approved during the year.

The engagement of the Firm for any non-audit service requires the written pre-approval of each Trust's Treasurer and all non-audit services performed by the Firm will be disclosed in the required SEC periodic filings.

In connection with the Committee review and pre-approval responsibilities, the review by the Committee will consist of the following:

     Audit Services

     The categories of audit services and related fees to be reviewed and considered for pre-approval annually by the Committee or its delegate include the following:

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          -    Annual fund financial statements audits;

          -    Seed audits (related to new product filings, as required); and

          -    SEC and regulatory filings and consents

     Audit Related Services

     In addition, the following categories of audit-related services are deemed to be consistent with the role of the Firm and, as such, will be considered for pre-approval by the Committee or its delegate on an annual basis:

          -    Accounting consultations;

          -    Fund merger support services;

          -    Other accounting related matters;

          -    Agreed Upon Procedures reports

          -    Attestation Reports

          -    Other Internal Control Reports

     Notwithstanding any annual pre-approval of these categories of services, individual projects with an estimated fee in excess of $25,000 are subject to pre-approval by the Committee Chair or its delegate on a case-by-case basis. Individual projects with an estimated fee in excess of $50,000 are subject to pre-approval by the Committee or its delegate on a case-by-case basis.

     Tax Services

     The following categories of tax services are deemed consistent with the role of the Firm and as such, will be considered for pre-approval by the Committee or its delegate on an annual basis:

          - Tax compliance services related to the filing or amendment made in respect of federal state or local income tax requirements, or sales and use tax requirements;

          -    Timely RIC qualification reviews;

          -    Tax distribution analysis and planning;

          -    Tax authority examination services;

          -    Tax appeals support services;

          -    Accounting methods studies;

          -    Fund merger support services; and

          -    Tax consulting services and related projects.

     Notwithstanding any annual pre-approval of these categories of services, individual projects with an estimated fee in excess of $25,000 are subject to pre-approval by the Committee Chair or its delegate on a case-by-case basis. Individual projects with an estimated fee in excess of $50,000 are subject to pre-approval by the Committee or its delegate on a case-by-case basis.

     Other Non-audit Services

     The SEC auditor independence rules adopted in response to Sarbanes-Oxley Act specifically allow certain non-audit services. Because of their nature, none of these services may be commenced by the Firm without the prior approval of the Committee. The Committee may


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     delegate this responsibility to one or more of the Committee members, with the decisions presented to the full Committee at the next scheduled meeting.

     Proscribed Services

     In accordance with SEC rules on independence, the Firm is prohibited from performing services in the following categories of non-audit services:

          -    Management functions;

          -    Accounting and bookkeeping services;

          -    Internal audit services;

          -    Financial information systems design and implementation;

          -    Valuation services supporting the financial statements;

          -    Actuarial services supporting the financial statements;

          -    Executive recruitment;

          -    Expert services (e.g., litigation support); and

          -    Investment banking.

POLICY FOR PRE-APPROVAL OF NON-AUDIT SERVICES PROVIDED TO AFFILIATES OF THE
TRUSTS

Each Trust's Committee is also responsible for pre-approving certain non-audit services provided to affiliates of the Trusts which provide ongoing services to the Trusts. The only non-audit services provided to these entities which require pre-approval are those services that relate directly to the operations and financial reporting of the Trusts.

Although neither Trust's Committee is required to pre-approve all services provided to MEMBERS Capital Advisors, Inc. ("MCA"), the Trusts' investment adviser, the Committee will annually receive a report from the Firm on the aggregate fees for all services provided to MCA and affiliates.


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